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                        [Grant Thornton Letterhead]

January 23, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   busybox.com, Inc.
      File No. 333-80315

Gentlemen:

We have read Item 4 of Form 8-K dated January 23, 2001, of busybox.com, Inc. and are in agreement with the statements contained in paragraphs 4a(i), (ii) and (iv) through (vi). We have no basis to agree or disagree with paragraph 4a(iii) of the registrant contained therein.

/s/ GRANT THORNTON LLP